Exhibit 10.1

DISTRIBUTION, MANUFACTURING AND LICENSE AGREEMENT

    THIS DISTRIBUTION, MANUFACTURING, AND LICENSE AGREEMENT (the "Agreement") is made and entered into as of this 17th day of April, 2001 (the "Effective Date") by and between QuickLogic Corporation, a Delaware corporation ("QuickLogic"), V3 Semiconductor, Inc., a Nevada corporation ("V3 Semiconductor") and V3 Semiconductor, Corp., an Ontario corporation ("V3 Canada"). V3 Semiconductor and V3 Canada shall be collectively referred to as "V3". Each of QuickLogic and V3 are hereafter referred to as a "Party"; and together hereafter referred to as the "Parties".

RECITALS

    A.  Whereas, V3 is in the business of developing and manufacturing on its own or through its suppliers, and selling on its own or through other parties, the Products (as such term is defined below).

    B.  Whereas, QuickLogic is willing to become V3's exclusive worldwide reseller and licensee for the Products.

    C.  Whereas, the Parties have entered into a Asset Purchase Agreement (as defined below) and other Related Agreements (as defined below) concurrently with this Agreement.

    D.  Whereas, the Parties also desire that QuickLogic manufacture or have manufactured, and sell on its own or through other parties, the Products using V3 Technology (as defined below) that is licensed to QuickLogic in accordance with the terms and conditions of the Agreement.

    NOW, THEREFORE, in consideration of the mutual promises provided by each Party and contained in the Agreement, the Parties agree as follows:

AGREEMENT

1.  DEFINITIONS. As used herein:

    1.1  "Agreement" will have the meaning given to it in the introductory paragraph.

    1.2  "Asset Purchase Agreement" means the Asset Purchase Agreement of even date herewith by and between V3 and QuickLogic.

    1.3  "Change of Control" means, with respect to a Party, the occurrence of any of the following events: (a) any consolidation or merger of such Party with or into any entity in which the holders of such Party's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain shares representing at least eighty percent (80%) of the voting power of the surviving entity or shares representing at least eighty percent (80%) of the voting power of an entity that owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of shares of such Party representing twenty percent (20%) or more of the voting power of all of such Party's outstanding voting shares to an acquiring party or group; or (c) the sale of all or substantially all of such Party's assets.

    1.4  "Effective Date" will have the meaning given to it in the introductory paragraph.

    1.5  "Employee Cost" means an hourly rate determined by adding amounts for employer-paid life, health, dental and AD&D insurance. A schedule of Employee Cost by employee will be maintained by V3 and updated from time to time to reflect changes in the information.

    1.6  "Gross Margin" means the difference between the Net Selling Price and the Landed Cost.

    1.7  "Intellectual Property Rights" means any patents, patent rights, copyrights, trade secrets, trade names, service marks and any other similar titles, rights, and interests, and intangible assets recognized under any laws, or international conventions and in any country or any jurisdiction in the world, as intellectual creations to which rights of ownership accrue, and all registrations, applications, disclosures, renewals, extensions, continuations or reissues of the foregoing now or hereafter in force.

    1.8  "Landed Cost" means the Product purchase price invoiced to V3 or QuickLogic, as the case may be, including freight, taxes and duties.

    1.9  "Net Selling Price" means any amount received from a customer for the sale of a product less any set-off, charge, or debit of any sort; the Parties agree that in the case a sale made by reseller or a distributor of QuickLogic, the final Net Selling Price will be calculated only upon sale of the Product to the end user.

    1.10  "Non-Disclosure Agreement" means the Non-Disclosure Agreement dated January 30, 2001 made by and between V3 and QuickLogic.

    1.11  "Party" and "Parties" will have the meanings given to it in the introductory paragraph.

    1.12  "Person" means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

    1.13  "Products" means all current and future V3 products.

    1.14  "QuickLogic Technology" means the items of Technology that QuickLogic owns prior to the Effective Date and any items acquired by, developed, created for or by QuickLogic thereafter.

    1.15  "Related Agreements" means the Asset Purchase Agreement, and the documents and instruments delivered pursuant to the Asset Purchase Agreement or referenced therein, including all the exhibits attached to the Asset Purchase Agreement.

    1.16  "Subsidiary" means (a) any corporation of which more than fifty percent (50%) of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by a Party, (b) any partnership, joint venture, or other association of which more than fifty percent (50%) of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by a Party, (c) any other entity included in the financial statements of a Party on a consolidated basis.

    1.17  "Technology" means any and all technology, technical information, and manufacturing information, including technical data, inventions (whether or not patented or patentable), designs, concepts, processes, algorithms, formulae, techniques, know-how, software, specifications, flow charts, annotations, data books, models, test programs, drawings, works of authorship, and any other technical subject matter.

    1.18  "Transition Activities" means (a) the fulfillment by QuickLogic of any (i) binding obligations that QuickLogic has or will have to supply Products pursuant to firm orders for the Products arising on or before the effective date of termination of this Agreement, and (ii) orders for Products that QuickLogic has or will have in connection with sales or other proposals that have been submitted to third parties on the date of termination of this Agreement, or that may arise in connection with any end of life requirements for the Products; (b) the manufacture to completion, by QuickLogic or other Persons, of all units of Products in the process of being manufactured on the date of termination of this Agreement, and the marketing, sale, lease, distribution, and installation of such units and other completed units of Products in finished goods inventory; and (c) the provision of service and support for the Products.

    1.19  "V3" will have the meanings given to it in the introductory paragraph provided that any obligations, rights and liabilities imposed on, or granted to, "V3" pursuant to this Agreement shall apply jointly to V3 Semiconductor and V3 Canada. Use of the term "V3" (whether in a singular or plural form) shall always be construed to create a joint obligation, a joint right or a joint liability for both V3 Semiconductor and V3 Canada. An obligation or right shall be construed to be limited to either V3 Semiconductor and V3 Canada only if the term "V3 Semiconductor" or "V3 Canada" is specifically used in lieu and place of V3.

    1.20  "V3 Technology" means all Technology that is acquired or developed by or for V3 (prior to the Effective Date) for use in or directly related to the Products (whether such Technology is owned or licensed from a third party by V3); but in all cases excluding any and all QuickLogic Technology.

2.  APPOINTMENT OF QUICKLOGIC AS EXCLUSIVE RESELLER

    2.1  General. V3 hereby appoints QuickLogic as its exclusive worldwide reseller for the Products and QuickLogic agrees to act as its exclusive reseller to distribute the Products, subject to the terms and conditions of this Agreement.

    2.2  Sub-resellers. V3 grants to QuickLogic the exclusive right to appoint sub-resellers of the Products, provided that such appointment shall be subject to V3's approval, which approval shall not be unreasonably withheld or delayed. V3 hereby grants QuickLogic the authority to renegotiate and/or terminate on V3's behalf any existing agreement between V3 and its resellers and distributors, provided that such renegotiation and/or termination shall be subject to V3's approval, which approval shall not be unreasonably withheld or delayed. Reseller's and distributor's commissions or fees incurred prior to the Effective Date shall be borne solely by V3. Reseller's and distributor's commissions or fees incurred pursuant to this Agreement after the Effective Date shall be borne solely by QuickLogic.

    2.3  General Assistance. V3 agrees to assist QuickLogic in promoting the solicitation of requests for the Products and to furnish QuickLogic, without charge, except as may be otherwise agreed upon, electronic versions and reasonable quantities of hard copy versions of technical, advertising and selling data and literature concerning the Products, which V3 may from time to time produce or have available for trade circulation. Within five (5) days from the Effective Date, V3 shall provide QuickLogic with a complete list of V3 past and current customers and the revenue generated from those customers in the past thirty six (36) months (the "Customer Information"). Such Customer Information shall be considered the "Confidential Information" of V3 subject to the terms of Section 6 below. As soon as practicable and in any event within five (5) days of the effective date of termination of this Agreement, QuickLogic shall return the materials referred to in the first sentence of this Section 2.3 and any Customer Information supplied by V3 to QuickLogic hereunder, shall destroy any copies made of any Customer Information and shall supply V3 with written notice certifying that the foregoing has been done.

    2.4  Pricing. The sales price for Products sold hereunder by QuickLogic in its capacity as agent for V3 shall be mutually agreed between the Parties. Notwithstanding the foregoing, QuickLogic shall be free to unilaterally determine the sales price of any Products for which it has obtained title to.

    2.5  Existing Inventory. V3 retains ownership of its existing inventory provided that V3 hereby grants QuickLogic the exclusive right to sell the existing V3 Product inventory and to fulfill any firm order received by V3 as of the Effective Date. QuickLogic shall have the option to purchase items included in such existing inventory from V3 at Landed Cost ("Existing Inventory), provided that the revenue generated from the sale of such Existing Inventory shall be subject to Section 5.1. On the effective date of termination of this Agreement, V3 shall repurchase from QuickLogic, at Landed Cost, any remaining and unsold items of Existing Inventory purchased by QuickLogic during the Term.

    2.6  Trademark License. V3 hereby grants QuickLogic a non-exclusive, royalty-free, worldwide, fully paid-up right and license for the term of this Agreement to use the materials provided to QuickLogic pursuant to Section 2.3 of this Agreement as well as any associated trademarks, logos and trade names of V3, for the purpose of selling, marketing and promoting the Products in accordance with the terms and conditions of this Agreement.

    2.7  Specific Responsibilities. Notwithstanding anything to the contrary, V3 shall be responsible for:

      (a) verifying the accuracy of all product claims, representations, warranties and information made or given by V3 with respect to the Products, whether pursuant to the materials supplied to QuickLogic pursuant to Section 2.3 above or otherwise, and related services (collectively "Product Claims");

      (b) confirming that all such Product Claims are supportable by reliable data in V3's possession;

      (c) expeditiously reviewing all materials created by QuickLogic for V3 to ensure their accuracy and completeness; and

      (d) confirming that the Products comply with all applicable laws, regulations or rules, including those relating to labeling.

    2.8  Disclaimer. In no event whatsoever shall QuickLogic be responsible or liable to V3 or any third party for any claims, damages, losses or liabilities related to or arising out of (i) the ownership, validity and/or defense of the trademarks used by V3, (ii) the accuracy or completeness of any Product Claims, or (iii) the failure of the Products to comply with all applicable laws, regulations or rules, including those relating to labeling. In no event whatsoever shall V3 be responsible or liable to QuickLogic, or any third party for any claims, damages, losses or liabilities related to or arising out of the accuracy or completeness of any product claims, other than Product Claims, made by QuickLogic with respect to the Products.

    2.9  Ownership and Responsibility for the Products. Except with respect to existing inventory purchased by QuickLogic, V3 shall at all times bear the risk of loss with respect to its Products, and at no point in the sales cycle, including before and after the sale of a Product is effected, shall ownership of V3's Products, or liabilities related to such Products transfer, or be construed to transfer, to QuickLogic.

3.  MANUFACTURE OF PRODUCTS

    3.1  Manufacturing Obligations. V3 will deliver to QuickLogic and its suppliers in accordance with QuickLogic's reasonable directions, and no later than the dates and time frames set forth herein any and all documentation in V3's possession or control reasonably necessary for QuickLogic to manufacture or have manufactured the Products ("Manufacturing Materials"). Upon delivery of such Manufacturing Materials, QuickLogic will use reasonable efforts to manufacture or have manufactured Products for delivery to third parties. V3 will provide reasonable assistance, including technical assistance, to QuickLogic in connection with the manufacturing of the Products.

    3.2  Existing Manufacturing Contracts. V3 hereby grants QuickLogic the authority to renegotiate and/or terminate on V3's behalf any existing agreement between V3 and its suppliers and manufacturing partners, provided that such renegotiation and/or termination shall be subject to V3's approval, which approval shall not be unreasonably withheld or delayed. The Parties will use reasonable efforts to cooperate with each other in all matters pertaining to existing supplier, manufacturing, foundry and other similar agreements. This includes the execution of any necessary documents.

    3.3  Exclusive Right and License to V3 Technology. During the term of this Agreement, V3 hereby grants to QuickLogic an irrevocable (except in accordance with Section 12.2(c)), exclusive, royalty-bearing in accordance with Section 5.2, nontransferable, worldwide, and for manufacturing purposes sublicensable to and through other Persons, present right and license under V3's Intellectual Property Rights to use, reproduce, display, perform, import, distribute (directly and indirectly), modify and create derivative works of the V3 Technology to make, have made, use, sell, offer to sell, lease, offer to lease, export, and distribute (directly or indirectly) the Products. The Parties hereby acknowledge and agree that for the purpose of interpretation of this Section 3.3, the term "exclusive" means that V3 will not offer to sell, sell, offer to lease, lease, transfer, or distribute to parties other than QuickLogic the

Products during the period that begins on the Effective Date and ends on termination of this Agreement. V3 hereby acknowledges and agrees that it will not enter into any other development, licensing, distribution, or other agreement or arrangement with any third party pursuant to which such party will use V3 Technology to make, have made, offer to sell, sell, offer to lease, lease, transfer, or distribute (directly or indirectly) the Products, or otherwise violate the foregoing exclusive right and license.

    3.4  Nonexclusive Right and License to V3 Technology. During the period that begins on termination of this Agreement and ends one (1) year thereafter, V3 hereby grants to QuickLogic an irrevocable, nonexclusive, royalty-bearing in accordance with Section 9.3, nontransferable, sublicensable to and through other Persons, worldwide, present right and license under V3's Intellectual Property Rights to use, reproduce, display, perform, import, and distribute (directly and indirectly) the V3 Technology to make, have made, use, sell, offer to sell, lease, offer to lease, import, and distribute (directly and indirectly) the Products, in each case solely in furtherance of the Transition Activities described in Section 1.18. During the period that begins on the date of termination of this Agreement and continues on a perpetual basis thereafter, V3 hereby grants to QuickLogic an irrevocable, nonexclusive, royalty-free, nontransferable, sublicensable to and through other Persons, worldwide, present right and license under V3's Intellectual Property Rights to use, reproduce, display, perform, import, and distribute (directly and indirectly), modify and create derivative works of, the V3 Technology to perform the Transition Activities described in Section 1.18.

4.  OWNERSHIP

    4.1  Ownership of V3 Technology. V3 is and will be the sole and exclusive owner of all right, title, and interest in and to the V3 Technology and any Intellectual Property Rights relating thereto. V3 will have the exclusive worldwide right to apply for and register all Intellectual Property Rights.

    4.2  Ownership of QuickLogic Property. QuickLogic is and will be the sole and exclusive owner of all right, title, and interest in and to the QuickLogic Technology and all modifications, improvements, enhancement, additions or derivative works to the V3 Technology prepared or developed by or for QuickLogic, and all Intellectual Property Rights relating thereto. QuickLogic will have the exclusive worldwide right to apply for and register all Intellectual Property Rights.

    4.3  Reservation of Rights. Except as otherwise provided in Section 4.2, nothing in this Agreement will be construed to convey or transfer the ownership of any Technology and any related Intellectual Property Rights thereto from one Party to the other Party, and each Party acknowledges and agrees that, as between the Parties, each Party is and will remain the sole and exclusive owner of all right, title, and interest in and to its Technology and any related Intellectual Property Rights thereto, and that this Agreement does not affect any such ownership. Each Party also acknowledges and agrees that it acquires no rights or licenses under this Agreement to the other Party's Technology, and any related Intellectual Property Rights thereto, other than the limited rights and licenses that are expressly granted by the other Party to it in this Agreement.

5.  SALES FEES AND ROYALTIES

    5.1  Sales Fees. QuickLogic shall collect all proceeds of Products sold hereunder by QuickLogic and shall remit to V3 fifty percent (50%) of the Gross Margin amount (for each Product sold) actually received from customers. Remittance to V3 shall be payable within fifteen (15) days after the end of the fiscal month during which payment has been received from the customer.

    5.2  Royalties for V3 Technology. For the exclusive license rights granted hereunder, QuickLogic shall pay V3 a royalty fee of Ten Thousand US Dollars (US$ 10,000). Except as provided in this Section, no other royalties will be due and owing from QuickLogic to V3 for the use of V3 Technology. The Parties agree that in the event this Agreement is terminated prior to the first anniversary date for any reason, QuickLogic shall be entitled to a full refund of the royalty paid hereunder.

    5.3  Services. Services provided by V3 to QuickLogic in order to fulfill its obligations set forth in Section 2.3 shall be billed on an Employee Cost basis.

    5.4  Occupation Fee. QuickLogic shall pre-pay a monthly fee of $360 per QuickLogic employee per month whose routine place of business is located in V3's offices during the applicable month. The fee shall be assessed to reimburse V3's direct out-of-pocket costs such as rent, utilities, telephone use, employee amenities and other related costs on a pro-rated basis. Amortization of physical equipment such as furniture, telephones, computers, and networks shall not be included.

    5.5  Reports, Records, and Audits. Each Party will provide to the other any reports on manufacturing costs or for sales of Products that are necessary in order to ascertain the correct amount of money to be paid or received under this Agreement. The Parties will negotiate in good faith all other matters related to reporting, record keeping, and auditing obligations under this Agreement.

    5.6  Taxes. All matters relating to sales, use, import or export, value-added, or similar taxes that will become due under this Agreement shall be negotiated in good faith on an arms length basis by the Parties in accordance with the best interests of the Parties.

    6.  CONFIDENTIALITY. Confidentiality obligations of each Party will be as set forth in the Non-Disclosure Agreement, the terms of which are hereby incorporated by reference into this Agreement.

    7.  SOLICITATION OF EMPLOYEES. Notwithstanding any other agreements between the Parties, V3 will assist QuickLogic in the solicitation of, up to fifteen (15), in aggregate, sales, marketing, application engineering and operations personnel employed by V3 as of the Effective Date to become employees of QuickLogic. Upon notice of termination, QuickLogic will assist V3 in the solicitation of these individuals to return to employment with V3.  In all other respects, except as contemplated by the Related Agreements, the prior agreements of QuickLogic with regard to the non-solicitation of employees of V3 remains in full force and effect.

8.  WARRANTIES.

    8.1  Authority. V3 warrants to QuickLogic that (i) it has the right to grant the rights and licenses granted to QuickLogic as contemplated by this Agreement; (ii) there are no outstanding assignments, grants, licenses, encumbrances, obligations, or agreements (whether written, oral or implied) that conflict with this Agreement and the rights granted or transferred herein; and (iii) consummating this Agreement and the transactions contemplated herein shall not violate any agreement or understanding (whether written, oral, or implied) between V3 or any of its affiliates and any other Person.

    8.2  Functionality. V3 warrants to QuickLogic that (i) the existing inventory of Products and Products in the course of manufacture as of the Effective Date and (ii) any Products manufactured thereafter pursuant to V3's specifications and/or control, will be free of any material defects and will function in accordance with the applicable specifications.

    8.3  Services Performance. V3 warrants to QuickLogic that any services provided by V3 shall be performed in accordance with the industry service level standards.

9.  REPRESENTATIONS AND COVENANTS

    9.1  V3 Representations and Covenants. V3 represents and covenants that it has the full power and authority to enter into and carry out its obligations under this Agreement.

    9.2  QuickLogic Representations and Covenants. QuickLogic represents and covenants that it has the full power and authority to enter into and carry out its obligations under this Agreement.

    9.3  Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ASSET PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, COVENANTS OR WARRANTIES.

10. INDEMNITIES

10.1 General

      (a) V3 Obligation. V3 will defend, indemnify, and hold harmless QuickLogic and its Subsidiaries, and each of their respective officers, directors, employees, customers, agents, successors and assigns, from and against any and all claims, suits, actions, and proceedings (each of the foregoing, a "Claim") (a) of infringement or misappropriation, based on the V3 Technology, of any Intellectual Property Rights of any third party; (b) that relate(s) to bodily injury, death, or physical damage to tangible property caused by the willful, negligent, or intentional acts or omissions of V3; or (c) that relate(s) to any Product Claim; and V3 will pay all resulting liabilities, damages, losses, penalties, fines, costs, and expenses (including reasonable attorneys' fees and expenses of litigation) that result from or are attributable to any such Claim(s).

      (b) QuickLogic Obligation. Subject to V3's indemnification obligations under Section 10.1(a) above, QuickLogic will defend, indemnify, and hold harmless V3 and its Subsidiaries, and each of their respective officers, directors, employees, customers, agents, successors and assigns, from and against any and all Claim(s) (a) that relate(s) to bodily injury, death, or physical damage to tangible property caused by the willful, negligent, or intentional acts or omissions of QuickLogic; or (b) that relate(s) to a product claim made by QuickLogic other than a Product Claim or which is not based on a Product Claim with respect to the Products; and QuickLogic will pay all resulting liabilities, damages, losses, penalties, fines, costs, and expenses (including reasonable attorneys' fees and expenses of litigation) that result from or are attributable to any such Claim(s).

    10.2  Procedure. Each Party (the "Indemnitee") will promptly notify the other Party ("Indemnitor") in writing of any Claim that Indemnitee intends to seek indemnification for, and the Indemnitor will have sole control of the defense and settlement thereof. The indemnity in this Section 10 will not apply to amounts paid in settlement if such settlement is effected without the prior written consent of Indemnitor. In addition, Indemnitor will be relieved of its obligations under Section 10.1 only to the extent Indemnitor's defense is compromised by (i) any failure by Indemnitee to deliver written notice of any such Claim; or (ii) the failure of Indemnitee to cooperate with, and provide reasonable assistance to, Indemnitor and its legal representatives in the investigation, defense, and settlement of any Claim covered by this indemnification.

11. LIMITATION OF LIABILITY

    EXCEPT PURSUANT TO, OR FOR ANY BREACHES OR VIOLATIONS OF, SECTIONS 3.3, 7, 8, and 10, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT OR ANY OTHER LEGAL THEORY FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY, EXTRAORDINARY, RELIANCE, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY THEREOF. THIS SECTION 11 DOES NOT LIMIT EITHER PARTY'S LIABILITIES FOR BODILY INJURY OF A PERSON, DEATH, AND DAMAGE TO TANGIBLE PERSONAL OR REAL PROPERTY. EXCEPT PURSUANT TO, FOR ANY BREACHES OR VIOLATIONS OF SECTIONS 3.3, 7, 8, and 10 NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT OR ANY OTHER LEGAL THEORY FOR ANY DAMAGES CAUSED IN EXCESS OF FIVE HUNDRED THOUSAND U.S. DOLLARS ($500,000). ANY REMEDIES OBTAINED BY EITHER PARTY AGAINST THE OTHER WILL NOT BE AGGREGATED TO DETERMINE THE SATISFACTION OF THE LIMITATION OF LIABILITY AMOUNT.

12. TERM AND TERMINATION

    12.1  Term of Agreement. This Agreement will be effective upon the Effective Date and, unless otherwise terminated earlier in accordance with Section 12.2, will remain in full force and effect for a period of one (1) year thereafter.

    12.2  Termination for Cause or Other Reasons.

      (a) Change of Control. If there is a Change of Control of V3, not involving QuickLogic, QuickLogic may, at its option, upon written notice to V3, terminate this Agreement.

      (b) Material Breach by V3. QuickLogic may terminate for cause this Agreement effective upon written notice to V3 if V3 materially breaches any covenant, agreement, representation, or warranty contained herein in any respect or materially breaches any of its obligations or agreements hereunder in any respect, and such breach remains uncured within thirty (30) days after delivery of written notice thereof from QuickLogic describing the breach in reasonable detail.

      (c) Material Breach by QuickLogic. V3 may terminate for cause this Agreement effective upon written notice to QuickLogic if QuickLogic materially breaches any covenant, agreement, representation, or warranty contained herein in any respect or materially breaches any of its obligations or agreements hereunder in any respect, and such breach remains uncured within thirty (30) days after delivery of written notice thereof from V3 describing the breach in reasonable detail.

      (d) Convenience. Either Party may terminate this Agreement for convenience upon ninety (90) days prior written notice to the other Party. After the Closing (as such term is defined in the Related Agreements), QuickLogic shall have the option to terminate this Agreement immediately upon delivery of a written notice to V3.

      (e) Termination of any Related Agreement. If any or all of the Related Agreements terminates QuickLogic may, at its option, immediately terminate this Agreement or the licenses granted to V3 under this Agreement.

    12.3  Survival of Rights and Obligations In accordance with their terms and conditions, Sections 1, 3.4, 4, 5, 6, 8, 10, 11, 12.3, and 13 will survive the expiration or earlier termination of this Agreement.

13. MISCELLANEOUS

    13.1  Force Majeure. Neither Party will be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that Party, including, but not limited to, acts of God, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties. The affected Party will be excused from its performance hereunder to the extent that such performance is prevented, restricted, or interfered with as a result of any such causes.

    13.2  Export Control. Each Party will comply with all applicable export laws and regulations of the United States and other jurisdictions in connection with its performance under this Agreement.

    13.3  Relationship of Parties. The Parties are independent contractors under this Agreement and nothing in this Agreement will be construed as creating any partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither Party will act in any manner that expresses or implies a relationship other than that of independent contractor, nor bind the other Party.

    13.4  No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any Person other than QuickLogic and V3 any rights, remedies, or other benefits under or by reason of this Agreement.

    13.5  Equitable Relief. Each Party acknowledges and agrees that any breaches or violations by the other Party of Sections 3.4, 4, 5, and 7 may cause the non-breaching Party irreparable damage for which the award of monetary damages would be inadequate. Consequently, the non-breaching Party may seek to enjoin the breaching Party from any and all acts in violation of any such provisions, which remedy will be cumulative and not exclusive, and a Party may seek the entry of an injunction enjoining any breach or threatened breach of such provisions, in addition to any other relief to which the non-breaching Party may be entitled at law or in equity.

    13.6  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to QuickLogic:

        QuickLogic Corporation
        1277 Orleans Drive
        Sunnyvale, California 94089, USA
        Attention: President
        Telephone No.: (408) 990-4000
        Telecopy No.: (408) 990-4040

with a copy (which shall not constitute notice) to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304-1050, USA
        Attention: Aaron J. Alter, Esq.
        Telephone No.: (650) 493-9300
        Telecopy No.: (650) 493-6811

and to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        One Market, Spear Street Tower
        Suite 3300
        San Francisco, California 94105, USA
        Attention: Steve L. Camahort, Esq.
        Telephone: No.: (415) 947-2000
        Telecopy No.: (415) 947-2099

if to V3:

        V3 Semiconductor, Inc.
        250 Consumers Road
        North York, Ontario, Canada M2J 4V6
        Attention: President
        Telephone No.: (416) 497-8884
        Telecopy No.: (416) 497-1160

with a copy to (which shall not constitute notice) to:

        Latham & Watkins
        885 Third Avenue, Suite 1000
        New York, New York 10022, USA
        Attention: David M. Schwartzbaum, Esq.
        Telephone No.: (212) 906-1200
        Telecopy No.: (212) 751-4864

    13.7  Publicity. Neither Party will disclose the terms or existence of this Agreement to any third party without the consent of the other Party other than: (i) as required by law or any court or other governmental body (provided that the Party required to make such disclosure cooperates with the other Party in seeking confidential treatment or otherwise seeking to limit or contest such mandatory disclosure in any lawful manner); (ii) in confidence to the legal counsel of such parties; or (iii) in confidence, to accountants, banks, financing sources, and their advisors in connection with a contemplated financing, public offering, or acquisition or such party (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other Party hereto before such disclosure is made). Each Party will obtain the other's consent prior to any public announcement or press release concerning the terms and conditions of this Agreement.

    13.8  Assignment. Neither Party may assign this Agreement, or assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the preceding sentence, QuickLogic may assign and/or delegate its rights and obligations, respectively, in whole or in part to any of its Subsidiaries, provided that QuickLogic shall remain liable to V3 (in accordance with the terms and conditions of this Agreement) for any such Subsidiary's acts or omissions with respect thereto following such assignment and or delegation. Any attempted assignment or delegation in violation of the foregoing will be void. Subject to the foregoing, the rights and liabilities of the Parties under this Agreement will bind and inure to the benefit of the Parties' respective permitted successors and assigns. A Change of Control will constitute an assignment for the purpose of interpretation of this Section.

    13.9  Waiver and Modification. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

    13.10  Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

    13.11  Controlling Law and Jurisdiction. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California and the United States. The Parties specifically disclaim the United Nations Convention on Contracts for the International Sale of Goods. Each Party hereby irrevocably and unconditionally consents to jurisdiction for any action or proceeding that arises out of or results from this Agreement in a court located in Santa Clara County, California, and waives any venue objections that such Party may have with respect to any such action or proceeding.

    13.12  Construction. The headings used in this Agreement are for ease of reference only, and will not be used to interpret, define, construe, or describe the scope or extent of any aspect of this Agreement. Unless otherwise expressly stated, when used in this Agreement, the word "including" means, "including but not limited to." Each Party represents that it has had the opportunity to participate in the preparation of this Agreement and hence the Parties agree that the rule of construction that ambiguities be resolved against the drafting Party will not apply to this Agreement.

    13.13  Entire Agreement. This Agreement includes all exhibits, which are incorporated herein by reference, and constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter, and will not be amended except by a written amendment that is completely executed by authorized agents of the Parties. Notwithstanding the foregoing, all exhibits hereto will be developed incrementally during the term of this Agreement.

    13.14  Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and together which will constitute one and the same instrument, provided however that each Party will receive a counterpart fully signed by the other Party.

    IN WITNESS WHEREOF, the Parties hereto have executed this Distribution, Manufacturing, and License Agreement as of the date and year first above written by persons duly authorized.

QUICKLOGIC	V3 SEMICONDUCTOR, CORP.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:
V3 SEMICONDUCTOR, INC.
By:
Name:
Title:
Date: